Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025, iCoreConnect Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of iCoreConnect Inc.
effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b).
The Company was notified of the Staff determination on February 18, 2025.
On February 25, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 1, 2025 Staff issued
an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5250(b)(1).
On April 3, 2025 the hearing was held.
On April 16, 2025 Staff issued
an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5250(c)(1).
On April 24, 2025 the Panel reached a decision and a Decision letter was issued on said date.
On May 7, 2025 the Company asked the Panel for an extension because it needed more time to regain compliance with the Listing Rules of the Exchange. The Panel discussed and reached a consensus on May 19, 2025. A decision on the extension request was reached and a decision was issued regarding same on May 20, 2025.
On May 20, 2025, the Panel reached a decision to suspend the Company from the Exchange.
The Company security was suspended on May 22, 2025.
The Staff determination to delist the Company common stock became final on July 7, 2025.